Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces

Expiration of Offer to Purchase and Consent Solicitation for Preferred Stock and

Acceptance of Validly Tendered Shares; and

Approval of Amended Preferred Stock Terms

Monday,  June 29, 2009

Irvine, California, — Impac Mortgage Holdings, Inc. (Pink Sheets: IMPM), a Maryland corporation, or the “Company,” today announced that the Offer to Purchase and Consent Solicitation for its 9.375% Series B Cumulative Redeemable Preferred Stock (Pink Sheets: IMPHP) and 9.125% Series C Cumulative Redeemable Preferred Stock (Pink Sheets: IMPHO) has expired and that the Company has accepted valid tenders of more than 66 2/3% of the  Preferred Stock.

As of the expiration of the Offer to Purchase and Consent Solicitation at 9:00 a.m., Eastern Daylight time, on June 29, 2009, holders had tendered an aggregate of approximately 67.7% (4,378,880 shares) of the Preferred Stock.  These results are subject to verification by the depositary of the proper delivery of the shares validly tendered and not withdrawn.

Stockholders who participated in the Offer to Purchase and Consent Solicitation will receive $0.29297 per share of Series B Preferred Stock and $0.28516 per share of Series C Preferred Stock validly tendered and accepted, which means the Company will be making an aggregate payment of approximately $1.3 million.  All holders of Preferred Stock (whether shares were tendered or not) will also receive accumulated and unpaid dividends of $1.17 per share of Series B Preferred Stock and $1.14 per share of Series C preferred Stock.

In addition, the common stockholders approved at the special meeting held at 10:00 am (PDT) on June 29 amendments to the Company’s charter to modify the terms of both series of Preferred Stock as described in the Company’s definitive proxy statement.  As a result of obtaining the requisite stockholder approval, the Company is amending its Charter to modify the terms of each series of Preferred Stock

About the Company

Impac Mortgage Holdings, Inc., through its Long Term Investment Operations, primarily invests in non-conforming mortgage loans and to a lesser extent small balance commercial and multi-family loans.

For additional information, questions or comments, please call Justin Moisio in Investor Relations at (949) 475-3988 or email jmoisio@impaccompanies.com.     Web site:  www.impaccompanies.com